Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.

INSO CORPORATION
INSO DALLAS CORPORATION
AND
INSO FLORIDA CORPORATION


DATED:  MARCH 31, 1998

ASSET PURCHASE AGREEMENT

TABLE OF CONTENTS

ARTICLE 1.  PURCHASE AND SALE OF ASSETS	1
1.1 Purchased Assets	1
1.2 Retained Assets	2
1.3 Assumption of Liabilities	2
1.4 Retained Liabilities	3
ARTICLE 2. AGGREGATE PURCHASE PRICE AND PAYMENT	3
2.1 Aggregate Purchase Price and Payment	3
2.2 Final Determination of Net Discounted
Receivable Amount or Net Discounted Payable
Amount	4
2.3 Additional Consideration	5
2.4 Allocation of Aggregate Purchase Price	6
ARTICLE 3. THE CLOSING	6
3.1 Time and Place of Closing	6
3.2 Delivery of Documents of Title	6
3.3 Delivery of Records and Contracts	6
3.4 Payment and Delivery of Documents by the
Buyer	7
3.5 Further Assurances	7
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE
SELLERS	7
4.1 Organization and Qualification of the
Sellers	7
4.2 Authorization of Transaction	8
4.3 Present Compliance with Obligations and
Laws	8
4.4 No Conflict of Transaction With
Obligations and Laws	8
4.5 Financial Statements	8
4.6 Absence of Undisclosed Liabilities	8
4.7 Absence of Certain Changes	8
4.8 Reserved	9
4.9 Title to Properties; Liens; Sufficiency of
Purchased Assets	9
4.10 Collectibility of Accounts Receivable	10
4.11 Reserved	10
4.12 Intellectual Property Rights	10
4.13 Material Contracts	10
4.14 Reserved	11
4.15 Permits	11
4.16 Litigation	11
4.17 Transactions with Interested Persons	11
4.18 Product Warranty Claims	11
4.19 Product Liability Claims	12
4.20 Customers	12
4.21 Prepayments and Deposits	12
4.22 Location	12
4.23 Employees	12
4.24 Investment Matters.	12
4.25 Knowledge	12
ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF
THE BUYER	13
5.1  Organization of the Buyer	13
5.2 Authorization of Transaction	13
5.3 No Conflict of Transaction With
Obligations and Laws	13
5.4 Litigation	13
5.5 Reports and Financial Statements.	13
5.6 Knowledge	14
ARTICLE 6.  PRE-CLOSING COVENANTS OF THE SELLERS	14
6.1 Conduct of Business	14
6.2 Authorization from Others	14
6.3 Breach of Representations and Warranties	14
6.4 Cooperation with respect to the Transition
of Employees	15
6.5 HSR Filings	15
6.6 Consummation of Agreement	15
ARTICLE 7.  PRE-CLOSING COVENANTS OF THE BUYER	15
7.1 Confidentiality of Due Diligence	15
7.2 Authorization from Others	15
7.3 Breach of Representations and Warranties	15
7.4 Offers of Employment	15
7.5 HSR Filings	15
7.6 Consummation of Agreement	16
ARTICLE 8.  CONDITIONS TO OBLIGATIONS OF THE
BUYER	16
8.1 Representations; Warranties; Covenants	16
8.2 Employment of Key Personnel	16
8.3 Governmental Consents and Approvals;
Termination or Expiration of HSR Waiting
Period	16
8.4 Consents and Approvals	16
8.5 Absence of Certain Litigation	16
8.6 Opinion of Sellers' Counsel and Other
Documents	17
8.7 Lien Terminations	17
8.8 The Buyer' Frustration of Closing
Conditions	17
ARTICLE 9. CONDITIONS TO OBLIGATIONS OF THE
SELLERS	17
9.1 Representations; Warranties; Covenants	17
9.2 Governmental Consents and Approvals;
Termination or Expiration of HSR Waiting
Period	17
9.3 Absence of Certain Litigation	17
9.4 Opinion of Company's Counsel and Other
Documents	18
9.5 Letter of Credit.	18
9.6 The Sellers' Frustration of Closing
Conditions	18
ARTICLE 10.  TERMINATION OF AGREEMENT	18
10.1 Termination	18
10.2 Effect of Termination	18
10.3 Right to Proceed	19
ARTICLE 11.  RIGHTS AND OBLIGATIONS SUBSEQUENT
TO THE CLOSING	19
11.1 Collection of Assets	19
11.2 Survival of Warranties	19
11.3 COBRA Compliance	19
11.4 Noncompetition; Solicitation of Employees	19
11.5 Reimbursement of Employee Bonuses	20
11.6 Further Cooperation	20
ARTICLE 12.  INDEMNIFICATION	20
12.1 Definitions	20
12.2 Indemnification by the Sellers	21
12.3 Indemnification by the Buyer	22
12.4 Defense of Third Party Actions	23
12.5 Miscellaneous	24
12.6 Payment of Indemnification	24
ARTICLE 13.  REGISTRATION	24
13.1 Registration	24
13.2 Covenants of the Sellers	24
13.3 Expenses	24
13.4 Exclusive Obligation to Register	25
13.5 State Securities Laws	25
13.6 Indemnification and Contribution	25
13.7 Miscellaneous Provisions Regarding
Registration	26
ARTICLE 14.  GENERAL PROVISIONS	27
14.1 Fees and Expenses	27
14.2 Notices.	27
14.3 Publicity and Disclosures	28
14.4 Entire Agreement	28
14.5 Severability	28
14.6 Assignability	28
14.7  Amendment	28
14.8 Counterparts	28
14.9 Effect of Table of Contents and Headings	28
14.10 Pronouns	28
14.11 Time Periods	29
14.12 No Strict Construction	29
14.13 Governing Law	29
14.14 Consent to Exclusive Jurisdiction.	29
14.15 Official Language	29

ASSET PURCHASE AGREEMENT
	AGREEMENT entered into as of the 31st day of March, 1998, among Lernout & Hauspie Speech
Products N.V., a Belgian corporation (the
"Buyer"), Inso Corporation, a Delaware
corporation ("Inso"), Inso Dallas Corporation, a
Delaware corporation and a wholly-owned
subsidiary of Inso ("Inso Dallas") and Inso
Florida Corporation, a New York corporation and a wholly-owned subsidiary of Inso ("Inso
Florida" and together with Inso and Inso Dallas, the "Sellers").
RECITALS:

	WHEREAS, among its other businesses, the
Sellers are engaged in the development,
marketing, licensing and sale of the linguistic
software products listed on Schedule 1.1(i)
hereto (the "Business");
	WHEREAS, subject to the terms and
conditions set forth in this Agreement, the
Buyer wishes to acquire the Business as a going
concern and all of the assets of the Business
and are prepared to assume certain liabilities
and obligations of the Sellers; and
	WHEREAS, the Sellers wish to convey the
Business as a going concern  and the assets of
the Business to the Buyer, subject to such
liabilities.
		NOW, THEREFORE, in consideration of
the mutual agreements contained herein and for
other good and valuable consideration, the
receipt and sufficiency of which are hereby
acknowledged, the parties hereto, intending to
be legally bound, hereby agree as follows:
ARTICLE 1.  PURCHASE AND SALE OF ASSETS.
	1.1	Purchased Assets. Subject to the
provisions of this Agreement and except as
expressly excluded in Section 1.2 hereof, the
Sellers agree to sell and the Buyer agrees to
purchase, at the Closing (as defined in Section
3.1 hereof), Sellers' rights, title and interest
in and to all of the assets, properties and
rights relating exclusively to the Business,
tangible and intangible, wherein located, as the
same may exist on the date of the Closing
(collectively, the "Purchased Assets")
including, without limitation, the following:
(i) all of Sellers' rights, title and
interest in those linguistic and other software
products listed in Schedule 1.1(i) hereto (the
"Software Products");
(ii) 	all of Sellers' rights, title
and interest in all copyrights associated with
the Software Products (the "Copyrights"),
including those registered copyrights listed in
Schedule 1.1(ii) hereto;
(iii) all of Sellers' rights,
title and interest in and to the patents and
patent applications listed in Schedule 1.1(iii)
(the "Patents and Patent Applications"),
including any patents issuing therefrom, and any
reissues, reexaminations, divisions,
continuations in whole or in part, extensions or
foreign counterparts thereof;
(iv) all of Sellers' rights, title
and interest in and to the trademarks and common
law trademark rights associated exclusively with
the Software Products (the "Trademarks"),
including those registered trademarks and
trademark applications listed in Schedule
1.1(iv);
(v) all of Sellers' rights, title
and interest in and to any and all technical
documentation reflecting or describing or
otherwise related exclusively to any of the
Software Products (the "Technical
Documentation"), including source codes, object
codes, descriptions, data, instructions and
records;
(vi) all of Sellers' rights under
those customer licenses and agreements (the
"Customer Contracts") and those supply contracts
(the "Supply Contracts") which relate
exclusively to the Business;
(vii) those prepaid expenses
listed in Schedule 1.1(vii) hereto (the "Prepaid
Expenses");
(viii) all of Sellers' rights,
title and interest in those accounts receivable
which have arisen in the ordinary course of the
Business and which are outstanding as of the
date of the Closing and which have not been
outstanding for more than ninety (90) days from
the due date thereof (the "Accounts
Receivable");
(ix) all of the Sellers' customer
lists, marketing information, market data and
sales information relating exclusively to the
Software Products and the Business;
(x) all of the Sellers' goodwill
pertaining exclusively to the Software Products
and the Business; and
(xi) any and all of the Sellers'
permits, licenses, orders, ratings and approvals
of any and all U.S. and foreign governmental or
regulatory authorities which exclusively relate
to the Purchased Assets or their use in the
Business to the extent that the same are
transferable; and
(xii) all of the Sellers' right,
title and interest in and to the assets listed
on Schedule 1.1(xii) hereto.
	1.2	Retained Assets.   The following
assets shall be excluded from the Purchased
Assets and shall be retained by the Sellers (the
"Retained Assets"):

(i) all cash and cash equivalents
held by the Seller with respect to the Business
as of the date of the Closing;
(ii) all accounts receivable which
have arisen other than in the ordinary course of
the Business or which as of the date of the
Closing have been outstanding for more than
ninety (90) days from the due date thereof; and
(iii) the Sellers' corporate
records, journals, ledgers and books of original
entry and such other records which may be
maintained by the Sellers which are not
exclusively  related to the Business.
	1.3	Assumption of Liabilities.  Upon the
sale and purchase of the Purchased Assets, the
Buyer, shall assume, pay, perform or discharge
when due those liabilities and obligations of
the Sellers pertaining exclusively to the
Business which are outstanding as of the Closing
Date or which arise thereafter, excluding only
those liabilities retained by the Sellers as set
forth in Section 1.4 hereof.  The liabilities
and obligations of the Buyer (the "Assumed
Liabilities") shall include, without limitation,
(i) those accounts payable which
have arisen in the ordinary course of the
Business and which remain unpaid as of the date
of the Closing (the "Accounts Payable");
(ii) those liabilities and
obligations of the Sellers under the Customer
Contracts and the Supply Contracts, other than
those liabilities and obligations arising out of
infringement claims retained by the Sellers as
described in Section 1.4(i) hereof and those
liabilities and obligations arising out of
royalty claims under Supply Contracts retained
by the Sellers as described in Section 1.4(ii)
hereof; and
(iii) all liabilities and
obligations with respect to product or service
warranty claims made by customers under product
and service warranties offered by the Sellers
with respect to the Software Products.
	1.4	Retained Liabilities.
Notwithstanding anything to the contrary set
forth above, the Buyer shall not assume, pay or
discharge, and shall not be liable for any of
the following liabilities or obligations (the
"Retained Liabilities"):
(i) any obligation of the Sellers
under any Customer Contract for infringement by
the Sellers of any intellectual property rights
of a third party, to the extent relating to the
use of the Software Products prior to the
Closing;
(ii) any and all liabilities and
obligations under the Supply Contracts for
royalties to be paid by the Sellers with respect
to any period ending on or prior to the Closing
Date; and
(iii) all liabilities and
obligations with respect to any claims or
litigation described in Schedule 4.16 hereof.
ARTICLE 2.	AGGREGATE PURCHASE PRICE AND
PAYMENT.
	2.1	Aggregate Purchase Price and
Payment.  Subject to the adjustment in Section
2.2, the aggregate purchase price to be paid by
the Buyer to the Sellers in consideration of the
sale of the Purchased Assets and the Business
(the "Aggregate Purchase Price") shall be equal
to:
(i) Nineteen Million Five Hundred
Thousand Dollars ($19,500,000) of which Nine
Million Seven Hundred Fifty Thousand Dollars
($9,750,000) shall be payable by wire transfer
of immediately available funds (the "Cash
Amount") and of which Nine Million Seven Hundred
Fifty Thousand Dollars ($9,750,000) shall be
payable in the form of a Convertible Promissory
Note in the form of Exhibit A annexed hereto
(the "Note"); plus
(ii) any Net Discounted Receivable
Amount (as hereinafter defined in this Section
2.1) which shall be paid by federal funds wire
transfer; less
(iii) any Net Discounted Payable
Amount (as hereinafter defined in this Section
2.1), which amount shall be offset against the
Cash Amount; plus
(iv) the additional consideration
payable pursuant to Section 2.3 below; plus
(v) the aggregate amount of the
Assumed Liabilities as of the date of the
Closing.
For purposes of this Agreement, the "Net
Discounted Receivable Amount" shall be
determined by (i) multiplying by .9875 the Net
Present Value of the Accounts Receivable and
(ii) adding to the product obtained thereby the
sum of $855,000 and (iii) subtracting therefrom
an amount equal to the Net Present Value of the
Accounts Payable.  The "Net Present Value" of
the Accounts Receivable shall be determined by
grouping the Accounts Receivable into 30 days
classes based upon their due dates as of the
Closing (i.e., under 30 days, under 60 days,
under 90 days, etc.) and then discounting the
aggregate of Accounts Receivable within each
class from that date which is the midpoint of
the class (i.e., 15 days, 45 days, 75 days,
etc.) to the date of the Closing using a
discount rate equal to five and one-half percent
(5 1/2%) (the "Discount Rate").  The "Net Present
Value" of the Accounts Payable shall be
determined by grouping the Accounts Payable into
30 day classes based upon their due dates as of
the Closing (i.e., under 30 days, under 60 days,
under 90 days, etc.) and then discounting the
aggregate of Accounts Payable within each class
from that date which is the midpoint of the
class (i.e., 15 days, 45 days, 75 days, etc.) to
the date of the Closing using the Discount Rate.
For purposes of this Agreement, the "Net
Discounted Payable Amount" shall be determined
by subtracting from the Net Present Value of the
Accounts Payable the amount obtained by (i)
multiplying by .9875 the Net Present Value of
the Accounts Receivable and (ii) adding to the
product obtained thereby the sum of $855,000.
For purposes of determining the approximate Net
Discounted Receivable Amount or the Net
Discounted Payable Amount, as the case may be,
at the Closing, Inso shall make a good faith
calculation of the Net Discounted Receivable
Amount or the Net Discounted Payable Amount, as
the case may be, based upon the aggregate amount
of Accounts Receivable, Prepaid Expenses and
Accounts Payable relating to the Business as of
the close of business on that date which is two
(2) business days prior to the date of the
Closing.  Such estimate, the "Estimated Net
Discounted Payable Amount" or the "Estimated Net
Discounted Receivable Amount", as the case may
be, shall be subject to final determination and
adjustment as provided in Section 2.2 hereof.
	2.2	Final Determination of Net
Discounted Receivable Amount or Net Discounted
Payable Amount.
	Not later than forty-five (45) days after
the date of the Closing, Inso shall prepare and
deliver to the Buyer a statement setting forth
in reasonable detail its final determination of
the Net Discounted Receivable Amount, if any, or
the Net Discounted Payable Amount, if any.
Following receipt of such statement, the Buyer
shall have thirty (30) days to review the
statement and to either accept the determination
of Inso as the Net Discounted Receivable Amount
or the Net Discounted Payable Amount, as
applicable, or give written notice to Inso
setting forth in reasonable detail the Buyer's
objection thereto.  In the event that the Buyer
fails to give Inso written notice of its
objection to Inso within such thirty (30) day
period, the Buyer shall be deemed to have
accepted Inso's determination and such
determination shall be final and binding.  In
the event that the Buyer gives written notice to
Inso of its objection within such thirty (30)
day period, then Inso and the Buyer shall
promptly attempt to reconcile in good faith
their differences as to the items subject to the
Buyer's objection.  If Inso and the Buyer are
unable to reach a resolution of such differences
within thirty (30) days following the date on
which the Buyer delivered its notice of
objection to Inso, then Inso and the Buyer shall
submit the dispute to Price, Waterhouse, LLP in
Boston, Massachusetts for determination, which
determination shall be final and binding upon
the parties.  The fees and expenses of Price,
Waterhouse, LLP shall be borne equally between
Inso and the Buyer.
 Within ten (10) days following the later
of (x) the date on which Inso's statement of its
final determination of the Net Discounted
Receivable Amount or the Net Discounted Payable
Amount, as applicable, is accepted or is deemed
to have been accepted by the Buyer or (y) the
Net Discounted Receivable Amount or the Net
Discounted Payable Amount is otherwise finally
determined by agreement of Inso and the Buyer or
by Price, Waterhouse, LLP, then:
 (i)	if the Net Discounted Receivable
Amount as finally determined is greater
than the Estimated Net Discounted
Receivable Amount applied at the Closing,
then the Buyer shall pay to Inso an amount
equal to such difference by wire transfer
of  immediately available funds;
 (ii)	if the Net Discounted Receivable
Amount as finally determined is less than
the Estimated Net Discounted Receivable
Amount applied at the Closing, then Inso
shall pay to the Buyer an amount equal to
such difference by wire transfer of
immediately available funds;
 (iii)	if the Net Discounted Payable
Amount as finally determined is less than
the Estimated Net Discounted Payable
Amount applied at Closing, then the Buyer
shall pay to Inso an amount equal to such
difference by wire transfer of immediately
available funds; and
 (iv)	if the Net Discounted Payable
Amount as finally determined is greater
than the Estimated Net Discounted Payable
Amount applied at Closing, then Inso shall
pay to the Buyer an amount equal to such
difference by wire transfer of immediately
available funds.
	2.3	Additional Consideration.
	(a)	The Buyer agrees to pay to Inso
royalties equal to two and one-half percent
(2 1/2%) of the gross revenues recognized by the
Buyer (as determined in accordance with United
States generally accepted accounting principles)
(the "Quest Royalties") from the licensing or
sale of the Quest Software Product listed on
Schedule 1.1(i) hereto (or any upgrades,
modifications or enhancements thereto) (the
"Quest Product") or of any product which
incorporates any part of the Quest Product,
during the four-year period commencing on the
Closing Date and ending on the fourth
anniversary thereof (the "Royalty Period").
	(b)	The Buyer shall pay the Quest
Royalties to Inso on a quarterly basis, with
each such payment being made within forty-five
(45) days following the last day of the fiscal
quarter within the Royalty Period (and with the
last such payment being made within forty-five
(45) days following the end of the fiscal
quarter during which the Royalty Period expires.
Each such payment shall be accompanied by a
summary signed by the Chief Financial Officer of
the Buyer setting forth in reasonable detail the
gross revenues recognized by the Buyer during
the period to which such payment relates and
including a calculation of the Quest Royalties
payable by the Buyer.  Not less frequently than
annually, the Buyer's independent public
accountants shall deliver a certificate to the
Sellers showing the calculation of the gross
revenues to which the Quest Royalties relate
recognized by the Buyer during the year covered
by its audit and a calculation of the Quest
Royalties payable by the Buyer during such
year.)  Inso's right to receive the Quest
Royalties shall be assignable by Inso.
	(c)	The Sellers shall have the right to
conduct annually, upon reasonable notice and
during normal business hours, an audit of the
Buyer's books and records to the extent
necessary to verify the calculation of the Quest
Royalties.  The cost of such audit shall be
borne by the Sellers, unless the audit shows an
underpayment of Quest Royalties in which case
the cost of such audit shall be borne by the
Buyer.  Any payment not made when due (either on
account of an underpayment of Quest Royalties or
otherwise) shall bear interest at the prime rate
charged from time to time by Citibank N.A., plus
3% per annum.
	2.4	Allocation of the Aggregate Purchase
Price. The Aggregate Purchase Price  shall be
allocated among the Purchased Assets in the
manner set forth in Schedule 2.4 annexed hereto,
subject to any adjustment to the Aggregate
Purchase Price which shall be made pursuant to
Section 2.2 hereof.  The parties hereto
acknowledge and agree that such allocation
reflects the respective fair market values of
the Purchased Assets and that they will not take
a position inconsistent with such allocation for
U.S. or foreign federal, state, provincial or
local tax purposes.
ARTICLE 3.	THE CLOSING.
	3.1	Time and Place of Closing.  The
closing of the purchase and sale provided for in
this Agreement (herein called the "Closing")
shall be held at the offices of Brown, Rudnick,
Freed & Gesmer at One Financial Center, Boston,
Massachusetts, at 10:00 a.m. on or before April
17, 1998 or, if the conditions set forth in
Article 8 hereof have not been satisfied or
waived by the Buyer, and the conditions set
forth in Article 9 hereof have not been
satisfied or waived by Inso, on or before April
17, 1998, then the Closing shall be held at
10:00 a.m. on the fifth business day following
the date on which all such conditions have been
satisfied.  The date on which the Closing is
held shall be referred to hereinafter as the
"Closing Date".
	3.2	Delivery of Documents of Title.  At
the Closing the Sellers shall deliver or cause
to be delivered to the Buyer, against payment of
the Cash Amount and any Net Discounted Accounts
Receivable Amount, delivery of the Note and an
instrument of assumption representing the
assumption of the Assumed Liabilities, good and
sufficient instruments of transfer to transfer
all the Purchased Assets to the Buyer.  Such
instruments of transfer (i) shall be in the form
which are usual and customary for transferring
the type of property involved under the laws of
the jurisdictions applicable to such transfers,
(ii) shall be in form and substance satisfactory
to counsel for the Buyer and the Sellers, and
(iii) shall effectively vest in the Buyer good
title to all the Purchased Assets, free and
clear of all security interests, mortgages,
pledges, liens, and encumbrances of any kind
whatsoever and (iv) shall effectively cause the
Buyer to assume the Assumed Liabilities.
	3.3	Delivery of Records and Contracts.
At the Closing the Sellers also shall deliver or
cause to be delivered to the Buyer, against
payment of the Cash Amount and any Net
Discounted Accounts Receivable Amount, delivery
of the Note and the assumption of the Assumed
Liabilities, all of the Customer Contracts and
all of the Supply Contracts, with such
assignments thereof and consents to assignments
as are necessary to assure the Buyer of the full
benefit of the same.  The Sellers shall also
deliver to the Buyer at the Closing all of the
Sellers' business records, books and other data
exclusively relating to the Purchased Assets and
the Business and described in Section 1.1
hereof, (except corporate records and other
property of the Sellers excluded under Section
1.2 hereof).  After the Closing, the Buyer shall
afford to the Sellers and their accountants and
attorneys reasonable access during Buyer's
business hours to the books and records of the
Sellers delivered to the Buyer under this
Section 3.3 and shall permit the Sellers to make
copies therefrom (at Sellers' expense) for the
purpose of preparing such tax returns of the
Sellers as may be required after the Closing and
for complying with its obligations under
applicable securities, tax, environmental,
employment or other laws and regulations, and
for other proper purposes approved in writing by
the Buyer.  After the Closing, the Sellers shall
afford to the Buyer and its accountants and
attorneys reasonable access during Sellers'
business hours to the books and records of the
Sellers to the extent required by the Buyer to
comply with its obligations under applicable
securities, tax, environmental, employment or
other laws and regulations, and for other proper
purposes approved in writing by the Sellers.
	3.4	Payment and Delivery of Documents by
the Buyer. At the Closing, the Buyer shall pay the Cash Amount and any Net Discounted Accounts
Receivable Account and shall deliver or cause to be delivered to the Sellers, against delivery of the documents described in Sections 3.2 and 3.3 hereof, the Note and an instrument of assumption, in form and substance satisfactory to counsel to the Sellers and the Buyer, confirming the assumption by the Buyer of the Assumed Liabilities.

	3.5	Further Assurances.
(a) From time to time after the Closing
at the request of the Buyer and without further
consideration, the Sellers shall execute and
deliver further instruments of transfer and
assignment (in addition to those delivered under
Sections 3.2 and 3.3 hereof) and shall take such
other action as the Buyer may reasonably require
to effectively transfer and assign to, and vest
in, the Buyer each of the Purchased Assets.  To
the extent that the assignment of any Customer
Contract or Supply Contract or any other
contract, commitment or right pertaining to the
Business shall require the consent of other
parties thereto, this Agreement shall not
constitute an assignment thereof; however, the
Sellers shall use their reasonable efforts
before and after the Closing to obtain any
necessary consents or waivers to assure the
Buyer of the benefits of all such contracts,
commitments or rights, except that, with respect
to those contracts listed on Schedule 8.4, the
Sellers shall, at the Buyer's request, use their
best efforts (but shall not be required to
expend funds) to obtain any necessary consents
or waivers to assure the Buyer the benefits of
all such contracts. If such consent is not
obtained, the Sellers agree to cooperate with
the Buyer in any reasonable arrangement designed
to provide for the Buyer the benefits
thereunder, including, but not limited to,
having (a) the Buyer act as agent for the
Sellers and (b) the Sellers enforce for the
benefit of the Buyer any and all rights of the
Sellers against the other party thereto arising
out of the cancellation by such other party or
otherwise.  Nothing herein shall be deemed a
waiver by the Buyer of its right to receive at
the Closing an effective assignment of each of
the Customer Contracts, Supply Contracts and
other contracts, commitments or rights of the
Sellers relating to the Business.
(b) From time to time after the Closing
at the request of the Sellers and without
further consideration, the Buyer shall execute
and deliver such further documents (in addition
to the instrument of assumption delivered under
Section 3.4 hereof) and shall take such other
action as the Sellers may reasonably require in
order to confirm assumption by the Buyer of the
Assumed Liabilities.
ARTICLE 4.	REPRESENTATIONS AND WARRANTIES OF
THE SELLERS .
	The Sellers hereby jointly and severally
represent and warrant to the Buyer as follows:
	4.1	Organization and Qualification of
the Sellers.  Each of the Sellers is a
corporation duly organized, validly existing and
in good standing under the laws of the
jurisdiction of its incorporation, with full
power and authority to own those Purchased
Assets owned by it and to license or lease those
Purchased Assets licensed or leased by it, to
conduct the Business in the manner and in the
places where such properties are owned or such
Business is conducted by it and to consummate
the transactions contemplated by this Agreement.
Each of the Sellers is duly qualified to do
business as a foreign corporation in all
jurisdictions where the failure to be so
qualified would have a material adverse effect
upon the Business.  Inso owns of record and
beneficially all of the capital stock and rights
convertible into capital stock of Inso Dallas
and Inso Florida.
	4.2	Authorization of Transaction.  All
necessary action, corporate or otherwise, has
been taken by each of the Sellers to authorize
the execution, delivery and performance of this
Agreement and the transactions contemplated
hereby, and this Agreement and each other
agreement and document executed and delivered by
the  Sellers in connection herewith are the
valid and binding obligations of the Sellers,
enforceable in accordance with their terms,
subject to laws of general application affecting
creditors' rights generally.
	4.3	Present Compliance with Obligations
and Laws. Neither the ownership nor use of the
Purchased Assets by the Sellers nor the conduct
of the Business by the Sellers constitutes (i) a
default of or breach of any contract, instrument
or obligation to which any of the Sellers is a
party or by which any of the Sellers is bound;
or (ii) to the knowledge of the Sellers, a
violation of any law, regulation, administrative
order, arbitration award or judicial order or
other similar restriction applicable to the
Sellers, the Business or the Purchased Assets,
which such default, breach or violation would
have a material adverse effect on the condition
of the Business or the Purchased Assets, taken
as a whole (a "Material Adverse Effect").
	4.4	No Conflict of Transaction With
Obligations and Laws.
	Except as set forth on Schedule 4.4,
neither the execution, delivery and performance
of this Agreement, nor the consummation of the
transactions contemplated hereby, will: (i)
constitute a breach or violation of the Charter
or Bylaws of any of the Sellers; (ii) conflict
with or constitute (with or without the passage
of time or giving of notice) a default under, or
a breach of, any contract, instrument or
obligation relating to the Business or the
Purchased Assets to which any of the Sellers is
a party or by which any of the Sellers or any of
the Purchased Assets are bound; or (iii) to the
knowledge of the Sellers, result in a violation
of any law, regulation, administrative order or
judicial order applicable to the Sellers, the
Business or the Purchased Assets, which such
breach, violation, conflict or default would
have a Material Adverse Effect.  Other than as
set forth on Schedule 4.4 hereto, the execution,
delivery and performance of this Agreement and
the transactions contemplated hereby by Sellers
do not require the consent, waiver, approval,
authorization, exemption of, or giving of notice
to, any governmental authority.
	4.5	Financial Statements.  Attached as
Schedule 4.5 hereto are the unaudited income
statement summaries for the Business for the
years ended December 31, 1996, December 31, 1997
and for the two (2) month period ended February
28, 1998, as well as an unaudited statement of
net assets for the Business dated as of February
28, 1998 (the "Statement of Net Assets").
Schedule 4.5 accurately reflects all items of
income, cost of sales and development expense
(including accruals) directly related to the
Business and all of the assets and liabilities
that are being acquired or assumed by the Buyer.
	4.6	Absence of Undisclosed Liabilities.
To the knowledge of the Sellers, there are no
liabilities of any nature with respect to the
Business or the Purchased Assets, whether
accrued, absolute, contingent or otherwise
(including without limitation liabilities as
guarantor or otherwise with respect to
obligations of others, or liabilities for taxes
due or then accrued or to become due), except:
(i) liabilities stated or adequately reserved
against on the Statement of Net Assets; (ii)
liabilities  arising in the ordinary course of
business since the date of the Statement of Net
Assets; and (iii) liabilities disclosed in
Schedule 4.6 hereto.  None of the Sellers, nor
to the Sellers' knowledge, any other party to
any contract, agreement or license identified on
Schedule 4.13, has breached any obligation under
any contract, agreement or license identified on
Schedule 4.13, which such breach would have a
Material Adverse Effect.
	4.7	Absence of Certain Changes.  Except
as disclosed in Schedule 4.7 hereto, since the
date of the Statement of Net Assets, there has
not been:
(i) any mortgage, encumbrance or
lien placed on any of the Purchased Assets which
remains in existence on the date hereof or at
the time of Closing;
(ii) any obligation or liability
incurred by the Sellers with respect to the
Business other than obligations and liabilities
incurred in the ordinary course of business,
consistent with past practice;
(iii) any purchase, sale or other
disposition, or any agreement or other
arrangement for the purchase, sale or other
disposition, of any assets included among the
Purchased Assets other than in the ordinary
course of the Business or as otherwise disclosed
to the Buyer;
(iv) any material damage,
destruction or loss, whether or not covered by
insurance, to the Business or the Purchased
Assets;
(v) any change in Sellers'
accounting procedures or practices as it relates
to the Business; or
(vi) other than in the ordinary
course of business, any adverse change, or event
or circumstances which would reasonably be
expected to result in any material adverse
change in the assets used in, or in the business
relationships or the operation of, the Business.
	4.8	Reserved.
	4.9	Title to Properties; Liens;
Sufficiency of Purchased Assets.
(a) The Purchased Assets do not include
any real property.  Set forth on Schedule 4.9
hereto is a listing of (i) all real property
owned by the Sellers and used in the operation
of the Business; (ii) all leases under which the
Sellers lease real property which is used by the
Sellers in the operation of the Business; (iii)
a description of all of the machinery, equipment
and other personal property owned and used by
the Sellers in the operation of the Business;
and (iv) all leases under which the Sellers
lease any machinery, equipment or other personal
property which is used in the operation of the
Business.  Except for the Retained Assets, the
Purchased Assets include all of the material
assets owned or leased by the Sellers used in
the Business in the ordinary course as presently
conducted.
(b) Except as specifically disclosed in
Schedule 4.9 hereto, the Sellers have good title
to all of the tangible assets included in the
Purchased Assets, including the machinery,
equipment and other personal property described
in said schedule, and all of the leases which
are included among the Purchased Assets are
valid and subsisting and fully assignable by the
Sellers.  The Sellers hold of record all of the
registered Copyrights, the Patents and Patent
Applications and the registered Trademarks and
trademark applications which are listed in their
names as set forth on Schedules 1.1 (ii), 1.1
(iii) and 1.1 (iv), respectively.
(c) Except as specifically disclosed in
Schedule 4.9 hereof, none of the Purchased
Assets is subject to any security interest,
mortgage, pledge, lien (other than for taxes not
yet due and payable), conditional sale agreement
or encumbrance.
(d) The Purchased Assets which consist
of equipment are and will be on the date on
which a particular Purchased Asset is ready for
transfer from the Sellers to the Buyer pursuant
hereto in good working order, normal wear and
tear excepted, and are fit in all material
respects for their current use and purpose.
	4.10	Collectibility of Accounts
Receivable. All of the accounts receivable of
the Business shown or reflected on the Statement
of Net Assets, less a reserve of 1.25% of the
amount shown on the Statement of Net Assets,
are, and those Accounts Receivable existing at
the time of Closing, will be, valid and
enforceable accounts which arose out of
transactions with independent third parties.
The Accounts Receivable are fully collectible by
the Buyer in the ordinary course of business and
within ninety (90) days after the Closing Date,
and  are not be subject to valid set-off or
counterclaim.  Schedule 4.10 includes a complete
aging schedule of accounts receivable related to
the Business as of February 28, 1998.
	4.11	Reserved.
	4.12	Intellectual Property Rights.
Schedules 1.1(ii), 1.1(iii) and 1.1(iv) lists
all copyrights, patents, patent applications,
trademarks and trademark applications owned by
Sellers, or in which (as noted on such Schedule)
Sellers have any rights or licenses and used
exclusively in connection with the Business.  To
the knowledge of the Sellers, there has not been
any infringement or alleged infringement by
others of any of the copyrights, patents, patent
applications, trademarks or trademark
applications or any of the Technical
Documentation or other intellectual property
included among the Purchased Assets
(collectively, the "Intellectual Property
Rights").  Except as set forth in Schedules
1.1(ii), 1.1(iii) or 1.1(iv) hereto or in
Schedule 4.12, the Sellers are not a party to
any contract, agreement or license, whether as
licensor, licensee, franchisor, franchisee,
dealer, distributor, or otherwise, with respect
to any Intellectual Property Rights (other than
licenses of the Software Products to customers
in the ordinary course of business and
agreements with distributors or resellers and
supplier agreements in the ordinary course of
business).  To the knowledge of the Sellers, the
Sellers have the right to use all Intellectual
Property Rights as are necessary to enable
Sellers to conduct, and the Buyer to continue to
conduct after the Closing, all phases of the
Business in the manner presently conducted by
Sellers and that use has not conflicted with,
infringed, or otherwise violated any rights of
any entity.  No affiliate or employee of the
Sellers owns or uses any of the Intellectual
Property Rights, and except as set forth on
Schedule 4.12 the Sellers have the unrestricted
right to sell or assign to the Buyer all such
Intellectual Property Rights.  The Intellectual
Property Rights are valid and will be in full
force and effect as of the Closing Date. Except
as set forth in Schedule 4.12, there have been
no interference actions or other judicial,
arbitration, or other adversary proceedings
naming the Sellers and concerning the
Intellectual Property Rights.  Each application
for an Intellectual Property Right listed in
Schedules 1.1(ii), 1.1(iii) or 1.1(iv) hereto or
in Schedule 4.12 is awaiting action by its
respective appropriate recording office except
as otherwise indicated in Schedules 1.1(ii),
1.1(iii) or 1.1(iv) or in Schedule 4.12.  To the
Sellers' knowledge, the manufacture, use,
performance or sale of the Software Products do
not violate or infringe on any intellectual
property right or other similar proprietary
right of any person or entity.  To the Sellers'
knowledge, the Sellers have the exclusive right
to use and the unrestricted right to transfer to
the Buyer all of Sellers' trade secrets used in
connection with the Business, and, to the
Sellers' knowledge, none of such trade secrets
have been used, divulged, or appropriated for
the benefit of any past or present employees of
the  Sellers.
	4.13	Material Contracts.
		Except for contracts, licenses and
agreements described in Schedule 4.12 or 4.13
hereto, the Sellers are not parties to or
subject to:
(i) any contract or agreement
pertaining to the Business for the purchase of
any commodity, material, equipment or asset,
except purchase orders in the ordinary course;
(ii) any other contracts or
agreements creating any obligations of the
Sellers with respect to the Business after the
date of the Statement of Net Assets of $10,000
or more, other than sales, licenses and purchase
commitments in the ordinary course of business;
(iii) any agreement creating
obligations with respect to the Business in
excess of $10,000 which by its terms is not
terminable without penalty by the Sellers  upon
thirty (30) days' notice, other than licenses or
other agreements with customers with respect to
Software Products and supplier agreements which
shall be listed on Schedule 4.13A to be
delivered to the Buyer on or prior to the
Closing Date;
(iv) any contract or agreement for
the sale or lease of assets of the Business not
made in the ordinary course;
(v) any contract or agreement
containing covenants limiting the freedom of the
Sellers to operate the Business in competition
with any line of business or with any person or
entity; or
(vi) any other contract, license
or agreement which individually is material to
the Business.
 	Sellers have delivered, or will deliver on
or before the Closing Date, to Buyer accurate
and complete copies of each written contract,
license or agreement set forth on Schedule 4.13,
in each case with all modifications and
amendments thereto.
	4.14	Reserved.
	4.15	Permits.  To the Sellers' knowledge,
the Sellers hold all licenses, permits and
franchises which are required to permit them to
operate the Business as presently conducted,
except where the failure to have the same would
have a Material Adverse Effect and all such
licenses, permits and franchises will be listed
on Schedule 4.15 to be delivered to the Buyer on
or prior to the Closing Date.
	4.16	Litigation.  Except for matters
described in Schedule 4.16 hereto, there is no
suit, claim, action, proceeding or governmental
investigation pending or, to the Sellers'
knowledge, threatened, against the Sellers,
before any court or any governmental agencies or
regulatory or authorities which could reasonably
be expected to have a material adverse effect on
the Business or the Purchased Assets or which
seeks to enjoin or otherwise hinder or prevent
the consummation of the transactions
contemplated by this Agreement and the Sellers
are not subject to any order, injunction or
decree naming the Sellers relating to or
affecting the Business or the Purchased Assets.
	4.17	Transactions with Interested
Persons. Except as shown on Schedule 4.17, to
the Sellers' knowledge, no officer, supervisory
employee, director or stockholder of the Sellers
or any affiliate, or their respective spouses or
children, (i) owns, directly or indirectly, on
an individual or joint basis, any material
interest in, or serves as an officer or director
of, any customer, competitor or supplier of the
Business, or any organization which has a
material contract or arrangement with the
Sellers pertaining to the Business, or (ii) has
any contract or agreement with the Sellers
pertaining to the Business.
	4.18	Product Warranty Claims.  Except as
set forth on Schedule 4.18, since January 1,
1996: (i) there have been no product or service
warranty claims made by customers of Sellers
relating to the Business for an amount in excess
of $5,000 with respect to any single claim or
for amounts in excess of $50,000 with respect to
all claims made in any fiscal year; and (ii)
there are no product and service warranties
outstanding or currently being offered to
customers of Sellers relating to the Business.
	4.19	Product Liability Claims.  Except as
listed on Schedule 4.19, no product liability or
other tort claims have been made or, to the
knowledge of Sellers, threatened against the
Sellers, relating to products sold or services
performed by the Business in the past three (3)
years. The Sellers have delivered to the Buyer
copies of all the product liability insurance
policies relating to the Business purchased in
the last three (3) years.
	4.20	Customers.  Schedule 4.20 lists all
customers which accounted for more than five
percent (5%) of those revenues of the Business
which were received from customers other than
Microsoft Corporation (the "Non-Microsoft
Revenues") during either of the years ended
December 31, 1996 and December 31, 1997.  Except
as set forth on Schedule 4.20, since January 1,
1996, no customer which accounted for more than
five percent (5%) of the Non-Microsoft Revenues
for either of the years December 31, 1996 or
December 31, 1997 has terminated, or, to the
knowledge of Sellers, threatened to terminate,
its relationship with Sellers in connection with
the Business.
	4.21	Prepayments and Deposits.  Except as
set forth on the Statement of Net Assets and
other than those prepayments or deposits which
have been received in the ordinary course since
the date of the Statement of Net Assets, the
Sellers have not received in connection with the
Business any prepayments or deposits from
customers for products to be shipped, or
services to be performed, subsequent to the
Closing Date.
	4.22	Location.  The complete addresses of
all locations of any of the tangible Purchased
Assets are set forth on Schedule 4.22.
	4.23	Employees.  The salaries and
employee benefits of the employees of the
Business listed on Schedule 4.23 are accurately
summarized in all material respects on Schedule
4.23 hereto.  The Sellers have accrued or paid
in full to those employees listed on Schedule
4.23 all wages, commissions, bonuses, vacation
pay and other direct compensation for all
services performed by them.  To the knowledge of
the Sellers, there are no grievances or claims
by any of the employees listed on Schedule 4.23
pending or threatened with respect to their
employment by the Sellers, including, but not
limited to, sexual harassment and discrimination
claims and claims arising under workers'
compensation laws.
	4.24	Investment Matters.
	(a)  Each of the Sellers is an "accredited
investor" within the meaning of Rule 501(a)(3)
under the Securities Act of 1933 (the
"Securities Act").
	(b)  None of the Sellers will sell,
transfer or otherwise dispose of any of the
Shares or any Additional Shares unless (i) a
registration statement filed with the Securities
and Exchange Commission pursuant to the
Securities Act with respect thereto is in effect
or (ii) an exemption from such registration is
available.
	4.25	Knowledge.  To the extent that any
portion of the representations and warranties made herein were made to the knowledge of the Sellers, such knowledge shall be understood to mean the actual knowledge of any of the officers of the Sellers and shall be qualified by and limited to such actual knowledge.
ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF
THE BUYER .

	The Buyer hereby represents and warrants to the Sellers as follows:

	5.1	Organization of the Buyer. The Buyer
is a corporation duly organized, validly
existing and in good standing under the laws of
the jurisdiction of its incorporation with full
corporate power and authority to own or lease
its properties and to conduct its business in
the manner and in the places where such
properties are owned or leased or such business
is conducted by it and to consummate the
transactions contemplated by this Agreement.
	5.2	Authorization of Transaction.  All
necessary action, corporate or otherwise, has
been taken by the Buyer to authorize the
execution, delivery and performance of this
Agreement and the transactions contemplated
hereby, and this Agreement and each other
agreement and document contemplated hereby have
been duly executed and delivered by the Buyer
and are the valid and binding obligations of the
Buyer, enforceable in accordance with their
terms, subject to laws of general application
affecting creditors' rights generally.  The
issuance of the Shares and the Additional Shares
pursuant to the terms of this Agreement has been
duly and validly authorized, and no further
approval or authority of the stockholders or the
directors of the Buyer is required for the
issuance and sale of the Shares or the
Additional Shares.  When issued and sold to the
Sellers, the Shares and the Additional Shares
will be validly issued, fully paid and
nonassessable.
	5.3	No Conflict of Transaction With
Obligations and Laws.  Neither the execution,
delivery and performance of this Agreement, nor
the consummation of the transactions
contemplated hereby, will:  (i) constitute a
breach or violation of the Buyer's Restated
Articles of Association, as amended to date or
its bylaws; (ii) conflict with or constitute
(with or without the passage of time or the
giving of notice) a default under, or a breach
of, any material agreement, instrument or
obligation to which the Buyer is a party or by
which its respective assets are bound; or (iii)
result in a violation of any  law, regulation,
administrative order or judicial order
applicable to the Buyer.
	5.4	Litigation.  There is no litigation
pending or, to the knowledge of the Buyer,
threatened against the Buyer which seeks to
enjoin or otherwise hinder or prevent the
consummation of the transactions contemplated,
by this Agreement.
	5.5	Reports and Financial Statements.
The Buyer has previously furnished to the
Sellers complete and accurate copies, as amended
or supplemented, of its (a) Annual Report on
Form 20-F for the fiscal year ended December 31,
1996, as filed with the Securities and Exchange
Commission (the "SEC"), (b) proxy statements
relating to all meetings of its stockholders
(whether annual or special) since December 31,
1996, and (c) all other reports or registration
statements filed by the Buyer with the SEC since
December 31, 1996, (such annual reports, proxy
statements, reports, registration statements and
other filings, together with any amendments or
supplements thereto, are collectively referred
to herein as the "the Buyer Reports").  The
Buyer Reports constitute all of the documents
filed or required to be filed by the Buyer with
the SEC since December 31, 1996, pursuant to the
Securities Act and the Securities and Exchange
Act of 1934, as amended (the "Exchange Act"),
other than any registration statement filed on
Form S-8.  As of their respective dates, the
Buyer Reports did not contain any untrue
statement of a material fact or omit to state a
material fact required to be stated therein or
necessary to make the statements therein, in
light of the circumstances under which they were
made, not misleading.  The consolidated audited
financial statements of the Buyer included in
the Buyer Reports (i) comply as to form in all
material respects with applicable accounting
requirements and the published rules and
regulations of the SEC with respect thereto,
(ii) have been prepared in accordance with
generally accepted accounting principles applied
on a consistent basis throughout the periods
covered thereby (except as may be indicated
therein or in the notes thereto), (iii) fairly
present the consolidated financial condition,
results of operations and cash flows of the
Buyer as of the respective dates thereof and for
the periods referred to therein, and (iv) are
consistent with the books and records of the
Buyer.
	5.6	Knowledge.  To the extent that any
portion of the representations and warranties
made herein were made to the knowledge of the
Buyer, such knowledge shall be understood to
mean the actual knowledge of any of the officers
of the Buyer and shall be qualified by and
limited to such actual knowledge.
ARTICLE 6.  PRE-CLOSING COVENANTS OF THE
SELLERS.
	The Sellers hereby jointly and severally
covenant and agree with the Buyer as follows:
	6.1	Conduct of Business.  Between the
date of this Agreement and the Closing, unless
the Buyer shall otherwise consent in writing:
(i) the Sellers shall conduct the
Business only in the ordinary course on a basis
consistent with past practice; provided,
however, that the Sellers shall have the right
to transfer any or all of the Business, the
Purchased Assets and the liabilities to be
assumed to any affiliate of any of the Sellers,
so long as any such transferee agrees in writing
to be bound by the terms of this Agreement;
(ii) the Sellers shall refrain
from making any purchase, sale or disposition of
any asset or property  pertaining to the
Business other than in the ordinary course of
business (except as set forth in clause (i)
above), from purchasing any capital asset with
respect to the Business in excess of $5,000
individually or $10,000 in the aggregate, and
from granting any security interest in, or
mortgaging, pledging, subjecting to a lien or
otherwise encumbering any of the Purchased
Assets, other than those existing security
interests, mortgages, pledges, liens,
conditional sale agreements and encumbrances
specifically disclosed in Schedule 4.9 hereto;
(iii) the Sellers shall use
commercially reasonable efforts to keep intact
the Sellers' business organization and to
preserve the goodwill of all suppliers to, and
customers, of the Business; and
(iv) subject to the covenants and
agreement of the Buyer set forth in Section 7.1
hereof, the Sellers shall permit the Buyer and
its authorized representatives, during normal
business hours and upon reasonable notice, to
have access to all properties, assets, records,
tax returns, contracts and documents related to
the Business and shall furnish to the Buyer or
its authorized representatives such financial
and other information with respect to the
Business or the Purchased Assets as the Buyer
may from time to time reasonably request.
	6.2	Authorization from Others.  Prior to
the Closing, the Sellers will use their
reasonable efforts to obtain all authorizations,
consents and permits of others required to
permit the consummation by the Sellers of the
transactions contemplated by this Agreement.
	6.3	Breach of Representations and
Warranties.  Promptly upon the occurrence of a
breach of any of the representations and
warranties of the Sellers contained in this
Agreement, the Sellers shall give detailed
written notice to the Buyer of any breach of the
representations and warranties of the Sellers
under this Agreement and shall use their
commercially reasonable efforts to promptly
remedy the same.
	6.4	Cooperation with respect to the
Transition of Employees.  The Sellers shall
refrain from offering to any of those employees
listed on Schedule 4.23 hereto other
opportunities for continued employment by the
Sellers, unless and until such employees shall
have rejected any employment offers from the
Buyer.
	6.5	HSR Filings.  Promptly following the
execution and delivery of this Agreement, the
Sellers shall cause to be made on their behalf
an appropriate filing (an "HSR Filing") under
the Hart-Scott-Rodino Antitrust Improvements Act
of 1976, as amended (the "Hart-Scott-Rodino
Act").  The Sellers shall also cooperate with
the Buyer in connection with the Buyer's
preparation of its HSR Filing.
	6.6	Consummation of Agreement.  The
Sellers shall use commercially reasonable
efforts to perform and fulfill all conditions
and obligations on their part to be performed
and fulfilled under this Agreement.
ARTICLE 7.  PRE-CLOSING COVENANTS OF THE BUYER.
	The Buyer hereby covenants and agrees with
the Sellers as follows:
	7.1	Confidentiality of Due Diligence.
The Buyer will conduct its due diligence with
respect to the Business on a confidential basis
and shall use its best efforts to ensure that
any inspection or examination to be undertaken
by the Buyer of the properties, assets, records,
financial statements, contracts and documents
related to the Business shall be conducted in
such a manner so as to avoid any disruption to
the Sellers' operation of their businesses,
including, the Business. The Buyer hereby
confirms that any and all information, records
or other data which the Buyer may obtain during
any such inspection or examination shall be held
by the Buyer in strict confidence and shall be
used only for the purpose of evaluating the
Business and the Purchased Assets and shall be
promptly returned to the Sellers upon the
termination of this Agreement.
	7.2	Authorization from Others.  Prior to
the Closing, the Buyer will use its reasonable
efforts to obtain all authorizations, consents
and permits of others required to permit the
consummation by the Buyer of the transactions
contemplated by this Agreement.
	7.3.	Breach of Representations and
Warranties.  Promptly upon the occurrence of a
breach of any of the representations and
warranties of the Buyer contained in this
Agreement, the Buyer shall give detailed written
notice to the Sellers of any breach of the
representations and warranties of the Buyer
under this Agreement and shall use its
commercially reasonable efforts to promptly
remedy the same.
	7.4	Offers of Employment.  The Buyer
shall offer employment to not less than thirty
five (35) of those employees of the Sellers
listed on Schedule 4.23, such offers of
employment to be on terms no less favorable to
such employees than the current terms of their
employment by the Sellers and to include the
transition and/or relocation bonuses set forth
on Schedule 4.23 beside the name of the
employee.
	7.5	HSR Filings.  Promptly following the
execution and delivery of this Agreement, the
Buyer shall cause to be made on its behalf an
appropriate HSR Filing under the Hart-Scott-
Rodino Act.  The Buyer shall also cooperate with
the Sellers in connection with the Sellers'
preparation of their HSR Filing.
	7.6	Consummation of Agreement.  The
Buyer shall use commercially reasonable efforts
to perform and fulfill all conditions and
obligations on its part to be performed or
fulfilled under this Agreement.
ARTICLE 8.  CONDITIONS TO OBLIGATIONS OF THE
BUYER .
	The obligations of the Buyer to consummate
the transactions contemplated by this Agreement
are subject to the fulfillment prior to or at
the Closing of the following conditions:
	8.1	Representations; Warranties;
Covenants.  Each of the representations and
warranties of the Sellers set forth in Article 4
hereof shall be accurate in all respects as if
made on and as of the date of Closing as well as
on the date hereof, other than inaccuracies
which do not have a Material Adverse Effect or
with respect to representations and warranties
that refer to or speak as of a certain date and
except for changes since the date hereof,
whether or not occurring in the ordinary course
of business, which do not individually or in the
aggregate have a Material Adverse Effect and an
officer of each of the Sellers shall have
certified to such effect to the Buyer in
writing.  The Sellers shall have performed in
all respects all of those obligations, and shall
have complied in all respects with those
covenants, required to be performed or observed
at or prior to the Closing, and an officer of
each of the Sellers shall have certified to such
effect to the Buyer in writing.
	8.2	Employment of Key Personnel.  Not
less than twenty five (25) of those employees of
the Sellers to whom offers of employment are
extended by the Buyer pursuant to Section 7.4
hereof, including at least ten (10) of those key
employees listed on Schedule 8.2 hereof, shall
have accepted the Buyer's offer of employment.
	8.3	Governmental Consents and Approvals;
Termination or Expiration of HSR Waiting Period.
All governmental consents and approvals required
in order to permit the Buyer to complete the
transactions in compliance with all applicable
U.S. federal, state and local laws, rules and
regulations shall have been received by the
Buyer.  The applicable waiting period under the
Hart-Scott-Rodino Act shall have been terminated
or shall have expired without a request for
further information under the Hart-Scott-Rodino
Act, or in the event of such a request for
further information, the waiting period
following delivery of such information shall
have expired without the objection of either the
Federal Trade Commission or the U.S. Justice
Department.
	8.4	Consents and Approvals.  Any and all
consents or approvals which may be required
under contracts, licenses or agreements to be
listed on Schedule 4.13A hereof in order to
consummate the transactions contemplated by this
Agreement and to transfer the Purchased Assets
to the Buyer, shall have been obtained and shall
be in form and substance reasonably satisfactory
to the Buyer and its counsel where the failure
to obtain such a consent would have a Material
Adverse Effect; provided, however, that the
foregoing condition shall be deemed to be
satisfied if consents to the assignment of 16 of
the contracts listed on Schedule 8.4 shall have
been obtained in form and substance reasonably
satisfactory to Buyer and its counsel and the
failure to obtain consents to the assignment of
the other contracts on Schedule 8.4 would not
have a Material Adverse Effect.
	8.5	Absence of Certain Litigation.
There shall not be any (i) injunction,
restraining order or order of any nature issued
by any court of competent jurisdiction which
directs that this Agreement or any material
transaction contemplated hereby shall not be
consummated as herein provided, (ii) suit,
action or other proceeding by any U.S. or
foreign federal, state, provincial or local
government (or any agency thereof) or pending
before any court or governmental agency, or
threatened to be filed or initiated, wherein
such complainant seeks the restraint or
prohibition of the consummation of any material
transaction contemplated by this Agreement or
asserts the illegality thereof, or (iii) suit,
action or other proceeding by a private party
pending before any court or governmental agency,
which is likely to result in the restraint or
prohibition of the consummation of any material
transaction contemplated hereby or the obtaining
of an amount in payment (or indemnification) of
material damages from or other material relief
against the Buyer or its affiliates or against
any directors or officers of the Buyer or its
affiliates  in connection with the consummation
of any material transaction contemplated hereby.
	8.6	Opinion of Sellers' Counsel and
Other Documents.  At the Closing, the Buyer
shall have received (i) from Bruce Hill, general
counsel for the Sellers, and from Hale and Dorr
LLP, counsel for Sellers, opinions dated as of
the Closing, in form and substance reasonably
satisfactory to the Buyer and its counsel, (ii)
evidence satisfactory to the Buyer of the due
authorization, execution and delivery of this
Agreement and all related agreements by the
Sellers, and (iii) such other certificates and
documents as the Buyer shall have reasonably
requested.
	8.7	Lien Terminations.  The Buyer shall
have received terminations of all security
interests in, and releases of all liens on, the
Purchased Assets.
	8.8	The Buyer's Frustration of Closing
Conditions.  The Buyer may not rely on the
failure of any condition set forth in this
Article 8 to be satisfied if such failure was
caused by the failure of the Buyer to act in
good faith.
ARTICLE 9.	CONDITIONS TO OBLIGATIONS OF THE
SELLERS.
	The obligations of the Sellers to
consummate the transactions contemplated by this
Agreement are subject to the fulfillment prior
to or at the Closing of the following
conditions:
	9.1	Representations; Warranties;
Covenants.  Each of the representations and
warranties of the Buyer contained in Article 5
hereof shall be accurate in all respects as if
made on and as of the date of Closing as well as
on the date hereof, except for changes occurring
in the ordinary course of business since the
date hereof, none of which shall be material and
an officer of the Buyer shall have certified to
such effect to the Sellers in writing.  The
Buyer shall have performed in all respects all
of those obligations, and shall have complied in
all respects with those covenants, required to
be performed or observed at or prior to the
Closing, and an officer of the Buyer shall have
certified to such effect to the Sellers in
writing.
	9.2	Governmental Consents and Approvals;
Termination or Expiration of HSR Waiting Period.
All governmental consents and approvals required
in order to permit the Sellers to complete the
transactions in compliance with all applicable
U.S. federal, state and local laws, rules and
regulations shall have been received by the
Sellers.  The applicable waiting period under
the Hart-Scott-Rodino Act shall have been
terminated or shall have expired without a
request for further information under the Hart-
Scott-Rodino Act, or in the event of such a
request for further information, the waiting
period following delivery of such information
shall have expired without the objection of
either the Federal Trade Commission or the U.S.
Justice Department.
	9.3	Absence of Certain Litigation.
There shall not be any (i) injunction,
restraining order or order of any nature issued
by any court of competent jurisdiction which
directs that this Agreement or any material
transaction contemplated hereby shall not be
consummated as herein provided, (ii) suit,
action or other proceeding by any U.S. or
foreign federal, state, provincial or local
government (or any agency thereof) or pending
before any court or governmental agency, or
threatened to be filed or initiated, wherein
such complainant seeks the restraint or
prohibition of the consummation of any material
transaction contemplated by this Agreement or
asserts the illegality thereof, or (iii) suit,
action or other proceeding by a private party
pending before any court or governmental agency,
which is likely to result in the restraint or
prohibition of the consummation of any material
transaction contemplated hereby or the obtaining
of an amount in payment (or indemnification) of
material damages from or other material relief
against the Sellers or their affiliates or
against any directors or officers of the Sellers
or their affiliates in connection with the
consummation of any material transaction
contemplated hereby.
	9.4	Opinion of Company's Counsel and
Other Documents.  At the Closing, the Sellers
shall have received (i) from Loeff Claeys
Verbeke, Belgian counsel for the Buyer and from
Brown, Rudnick, Freed & Gesmer, Massachusetts
counsel for the Buyer, opinions dated as of the
Closing, in form and substance reasonably
satisfactory to the Sellers and their counsel,
(ii) evidence satisfactory to the Sellers of the
due authorization, execution and delivery of
this agreement and all related agreements by the
Buyer, and (iii) such other certificates and
documents as the Sellers shall have reasonably
requested.
	9.5	Letter of Credit.  At the Closing,
the Buyer shall have delivered to the Sellers a
standby letter of credit in the amount of
$9,750,000 in order to secure the Buyer's
obligations under the Note, such letter of
credit to be issued by a bank and to be in such
form and on such terms as are reasonably
satisfactory to the Sellers and their counsel.
	9.6	The Sellers' Frustration of Closing
Conditions.  The Sellers may not rely on the
failure of any condition set forth in this
Article 9 to be satisfied if such failure was
caused by the failure of any of the Sellers to
act in good faith.
ARTICLE 10.  TERMINATION OF AGREEMENT.
	10.1	Termination.  At any time prior to
the Closing, this Agreement may be terminated
(i) by mutual consent of the Buyer and Inso with
the approval of their respective Board of
Directors, notwithstanding prior approval of
this Agreement by the Board of Directors of any
party; (ii) by either the Buyer or Inso if there
has been a material breach of a representation
or warranty or breach of covenant by the other
party in its representations, warranties and
covenants set forth herein and such breach
either is incapable of cure or is not cured
within fifteen (15) days after notice from the
party wishing to terminate, provided that the
party seeking to terminate shall not also then
be in material breach of this Agreement; (iii)
by the Buyer if all of the conditions stated in
Article 8, other than those set forth in Section
8.3, have not been satisfied at or prior to May
15, 1998, provided, however, the May 15, 1998
deadline for the satisfaction of such conditions
shall be extended for one (1) week for each week
or any portion thereof that the Buyer delays for
any reason its HSR Filing beyond April 3, 1998;
(iv) by the Buyer if all of the conditions
stated in Article 8, including those set forth
in Section 8.3, have not been satisfied at or
prior to May 31, 1998, provided, however, the
May 31, 1998 deadline for the satisfaction of
such conditions shall be extended for one (1)
week for each week or any portion thereof that
the Buyer delays for any reason its HSR Filing
beyond April 3, 1998; (v) by Inso if all of the
conditions stated in Article 9, other than those
set forth in Section 9.2, have not been
satisfied at or prior to May 15, 1998, provided,
however, the May 15, 1998 deadline for the
satisfaction of such conditions shall be
extended for one (1) week for each week or any
portion thereof that the Sellers delay for any
reason their HSR Filing beyond April 3, 1998; or
(vi) by Inso if all of the conditions stated in
Article 9, including those set forth in Section
9.2, have not been satisfied at or prior to May
31, 1998, provided, however, the May 31, 1998
deadline for the satisfaction of such conditions
shall be extended for one (1) week for each week
or any portion thereof that the Sellers delay
for any reason their HSR Filing beyond April 3,
1998.
	10.2	Effect of Termination.  If this
Agreement shall be terminated as above provided,
all obligations of the parties hereunder shall
terminate but any breaching party shall remain
liable to the non-breaching parties for their
damages and out-of-pocket expenses.  In the
event that this Agreement is so terminated, each
party will return all papers, documents,
financial statements and other data furnished to
it by or with respect to each other party to
such other party (including any copies thereof
made by the first party) and shall promptly
destroy any reports or other materials prepared
by it which contains the confidential or
proprietary information of such other party.
	10.3	Right to Proceed.  Anything in this
Agreement to the contrary notwithstanding, if
any of the conditions specified in Article 8
hereof have not been satisfied, the Buyer shall
have the right to waive the Buyer's right to
require fulfillment of any such condition and to
proceed with the transactions contemplated
hereby, and if any of the conditions specified
in Article 9 hereof have not been satisfied,
Inso shall have the right to waive the Sellers'
right to require fulfillment of any such
condition and to proceed with the transactions
contemplated hereby.
ARTICLE 11.  RIGHTS AND OBLIGATIONS SUBSEQUENT
TO THE CLOSING.
	11.1	Collection of Assets.  Subsequent to
the Closing, the Buyer shall have the right and
authority to collect all Accounts Receivables
transferred and assigned to it by the Sellers
hereunder and to endorse with the name of the
Sellers any checks received on account of such
Accounts Receivables and the Sellers agree that
they will promptly transfer or deliver to the
Buyer from time to time, any cash or other
property that the Sellers may receive with
respect to any Accounts Receivable, contracts,
licenses, leases, commitments, sales orders,
purchase orders, or any other items pertaining
to the Business and transferred by them to the
Buyer pursuant to the provisions hereof.
	11.2	Survival of Warranties.  All
representations, warranties, agreements,
covenants and obligations herein or in any
schedule, certificate or financial statement
delivered by any party hereto to the other
parties incident to the transactions
contemplated hereby are material, shall be
deemed to have been relied upon by the other
parties and shall survive the Closing in
accordance with Article 12 hereof, regardless of
any investigation and shall not merge in the
performance of any obligation by any party
hereto.
	11.3	COBRA Compliance.  The Sellers will
timely provide all notices and any continuation
of health benefit coverage required to be
provided to any of the Business' employees,
former employees, or the beneficiaries or
dependents of such employees or former
employees, under COBRA, to the extent such
notices and continuation of health benefit
coverage are required to be provided by the
Sellers by reason of events occurring prior to
or on the Closing Date or by reason of the
transactions contemplated by this Agreement.
	11.4	Noncompetition; Solicitation of
Employees.  For a period of two (2) years
following the Closing Date, none of the Sellers
nor any of their affiliates shall, directly or
indirectly, engage in any business which offers
for sale or license as stand alone products
(whether sold to OEM manufacturers or directly
to end users) linguistic software components
which offer the same or substantially similar
functionality to customers as any of the
Software Products. Further, for a period of two
(2) years following the Closing Date, none of
the Sellers nor their affiliates shall, directly
or indirectly, solicit, induce or encourage any
person employed by the Buyer  to terminate his
or her employment with the Buyer and none of the
Buyer nor its affiliates shall, directly or
indirectly, solicit, induce or encourage any
person employed by the Sellers to terminate his
or her employment with the Sellers, provided,
however, that the restrictions set forth in this
Section 11.4 shall not be construed to limit or
restrict any party hereto or any of their
respective affiliates from making general,
untargeted public solicitations for employment
in print, broadcast or electronic media.
	11.5	Reimbursement of Employee Bonuses.
In the event that at any time or from time to
time during the eighteen (18) month period
following the Closing, the Buyer pays to any of
those employees listed on Schedule 4.23 hereof
who accept employment with the Buyer bonuses for
either accepting employment with the Buyer or
continuing such employment following the
Closing, then promptly following the payment of
such bonuses, the Buyer shall give notice to the
Sellers of such payment, which notices shall
include the name of each employee to whom such
bonus was paid and the amount of such bonus.
Within thirty (30) days following receipt of any
such notice, the Sellers shall be jointly and
severally obligated to reimburse the Buyer for
an amount equal to fifty percent (50%) of the
aggregate bonuses paid to such employee by the
Buyer, provided, however that in no event shall
the aggregate obligation of the Sellers with
respect to the aggregate of all such bonuses
paid to such employees following the Closing
exceed One Hundred Seventy Five Thousand Dollars
($175,000).
	11.6	Further Cooperation.  If, in order
properly to prepare any documents required to be
filed with any governmental entity or any
financial statements, it is necessary that any
party hereto be furnished with additional
information relating to the Purchased Assets or
the Business and such information is in the
possession of any other party hereto, such party
agrees to use its best efforts to furnish such
information to such other party, without cost
and expense to the party being furnished such
information.
ARTICLE 12.  INDEMNIFICATION.
	12.1	Definitions.  For purposes of this
Article 12:
"Losses" means all losses, damages,
liabilities, payments and obligations, and all
expenses related thereto.  Losses shall include
any legal fees and costs incurred by any of the
Indemnified Persons subsequent to the Closing in
defense of any liability, payment or obligation
asserted by a third party, whether or not any
liability or payment, obligation or judgment is
ultimately imposed against the Indemnified
Persons and whether or not the Indemnified
Persons are made or become parties to any such
action, and, in the case of a third party claim
or a governmental action against an Indemnified
Person, shall also include any amounts for
punitive, incidental or consequential damages
for which the third party claimant or
governmental entity receives an award against
such Indemnified Persons but does not include
the punitive, incidental or consequential
damages of any Indemnified Person other than as
may arise out of a third party claim or
governmental action.  Notwithstanding the
foregoing, the amount of any Loss suffered or
incurred by an Indemnified Person shall be
reduced by the amount of any insurance proceeds
received by such Indemnified Person in respect
of such Loss.
The "Buyer's Indemnified Persons"
means the Buyer and any entity that directly or
indirectly controls, or is controlled by, or is
under common control with, the Buyer, and its
respective directors, officers, employees,
stockholders and agents.
"Indemnified Person" means any
person entitled to be indemnified under this
Article 12.
"Indemnifying Person" means any
person obligated to indemnify another entity
under this Article 12.
The "Sellers' Indemnified Persons"
means each of the Sellers and any person that
directly or indirectly controls, or is
controlled by, or is under common control with,
the Sellers, and their respective directors,
officers, employees, stockholders and agents.
"Third Party Action" means any
written assertion of a claim, or the
commencement of any action, suit, or proceeding,
by a third party as to which any person believes
it may be an Indemnified Person hereunder.
	12.2	Indemnification by the Sellers.
I. Subject to the limitations in
paragraph (b) below, the Sellers, jointly and severally, shall defend, indemnify and hold harmless the Buyer's Indemnified Persons from and against all Losses directly or indirectly incurred by or sought to be imposed upon any of them:

A. resulting from or arising out
of any breach of any of the representations or warranties set forth in Article 4 hereof (other than those in Sections 4.2, 4.4, 4.9(b), 4.9(c) or 4.10);

B. resulting from or arising out
of any breach of the representations or
warranties set forth in Sections 4.2, 4.4, 4.9(b) or 4.9(c) hereof;

C. resulting from or arising out
of any breach of the representations or
warranties set forth in Section 4.10;
D. resulting from or arising out
of any breach of any covenant or agreement made by the Sellers in this Agreement;
E. resulting from or arising out
of the claims of any broker, finder, or other entity acting in a similar capacity on behalf of the Sellers in connection with the transactions herein contemplated; or
F. in respect of any Retained
Liability.
II. The right to indemnification under
paragraph (a) is subject to the following limitations:
A. The Sellers shall have no
liability under paragraph (a) unless one or more of the Buyer's Indemnified Persons gives written notice to the Sellers asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of the period set forth below:
(A)   for claims under clause
(i), (iii) or (iv) (other than
the covenants of Article 13)
of paragraph (a) above, a
period of eighteen (18) months
following the date of the
Closing; and

(B)   for all other claims,
including any claim with
respect to the covenants in
Article 13, for so long as any
claim may be made in respect
of such matters under any
applicable statute of
limitations.
B. Indemnification for any Loss
under clause (i) or clause (iii) (with respect
to the covenants set forth in Sections 6.1, 6.2
and 6.3 only) of paragraph (a) above shall be
payable by the Sellers hereunder only if and to
the extent that the aggregate amount of all
Losses hereunder by the Buyer's Indemnified
Persons shall exceed Two Hundred Fifty Thousand
Dollars ($250,000).  The maximum aggregate
liability of the Sellers for indemnification
claims for Losses under clause (i) or (iv) of
paragraph (a) above (other than covenants in
Article 13) shall be Seven Million Five Hundred
Thousand Dollars ($7,500,000) and there shall be
no maximum liability for claims for Losses under
clauses (ii), (iii), (iv) (with respect to
covenants in Article 13), (v) or (vi) of
paragraph (a) above.
C. At their option, the Sellers
may repurchase from the Buyer, for an amount
equal to the unpaid balance thereof, all or any
part of the Accounts Receivable included in the
Purchased Assets which are subject to any claims
for Losses under clause (iii) of paragraph (a)
above.  Upon payment by the Sellers of any
claims for Losses with respect to any Account
Receivable under clause (iii) of paragraph (a)
above, the Buyer shall, for no additional
consideration, concurrently therewith assign
such Accounts Receivable to the Sellers free and
clear of any liens.
III. The indemnification remedy provided
to the Buyer and the Buyer's Indemnified Persons
shall be the exclusive remedy to which the Buyer
and the Buyer's Indemnified Persons shall be
entitled after the Closing for any breach by the
Sellers of any representation or warranty or any
covenant under this Agreement (except for
fraud).
	12.3	Indemnification by the Buyer.
I. Subject to the limitations in
paragraph (b) below, the Buyer shall defend, indemnify and hold harmless the Sellers'
Indemnified Persons from any and all Losses directly or indirectly incurred by or sought to be imposed upon any of them:
A. resulting from or arising out
of any breach of any of the representations or warranties set forth in Article 5 hereof (other than those in Sections 5.2 and 5.3);
B. resulting from or arising out
of any breach of the representations or
warranties set forth in Section 5.2 or 5.3 hereof;
C. resulting from or arising out
of any breach of any covenant or agreement made by the Buyer in this Agreement;
D. resulting from or arising out
of the claims of any broker, finder or other entity acting in a similar capacity on behalf of the Buyer in connection with the transactions herein contemplated; or
E. in respect of any Assumed
Liability.
II. The right to indemnification under
paragraph (a) above is subject to the following limitations:
A. The Buyer shall have no
liability under paragraph (a) unless one or more of the Sellers' Indemnified Persons gives written notice to the Buyer asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of the period set forth below:
(A)   for claims under clause
(i) or (iii) of paragraph (a)
above (other than the
covenants in Article 13), a
period of eighteen (18) months
following the date of the
Closing; and

(B)   for all other claims
(including any claim with
respect to the covenants in
Article 13), for so long as
any claim may be made in
respect of such matters under
any applicable statute of
limitations.
B. Indemnification for any Losses
under clause (i) or clause (iii) (with respect
to the covenants set forth in Sections 7.2 and
7.3 only) of paragraph (a) above shall be
payable by the Buyer hereunder only if and to
the extent that the aggregate amount of all
Losses hereunder by the Sellers' Indemnified
Persons shall exceed Two Hundred Fifty Thousand
Dollars ($250,000).  The maximum aggregate
liability of the Buyer for indemnification
claims for Losses under clauses (i) and (iii) of
paragraph (a) above (other than covenants in
Article 13 and the obligation to pay the
Aggregate Purchase Price) shall be Seven Million
Five Hundred Thousand Dollars ($7,500,000) and
there shall be no maximum liability for claims
for Losses under clauses (ii), (iii) (with
respect to covenants in Article 13 and the
obligation to pay the Aggregate Purchase Price),
(iv) or (v) of paragraph (a) above.
III. The indemnification remedy provided
to the Sellers and the Sellers' Indemnified
Persons shall be the exclusive remedy to which
the Sellers and the Sellers' Indemnified Persons
shall be entitled after the Closing for any
breach by the Buyer of any representation or
warranty or any covenant under this Agreement
(except for the provisions of Section 13 hereof
and for fraud).
	12.4	Defense of Third Party Actions.
(a) Promptly after receipt of notice of
any Third Party Action, any person who believes
he or it may be an Indemnified Person shall give
notice to the potential Indemnifying Person of
such action.  The omission to give such notice
to the Indemnifying Person will not relieve the
Indemnifying Person of any liability hereunder
unless it was prejudiced thereby, nor will it
relieve it of any liability which it may have
other than under this Article 12.
(b) Upon receipt of a notice of a Third
Party Action, the Indemnifying Person shall have
the right, at its option and at its own expense,
to participate in and be present at the defense
of such Third Party Action, but not to control
the defense, negotiation or settlement thereof,
which control shall remain with the Indemnified
Person, unless the Indemnifying Person makes the
election provided in paragraph (c) below.
(c) By written notice within forty five
(45) days after receipt of a notice of a Third
Party Action, an Indemnifying Person may elect
to assume control of the defense, negotiation
and settlement thereof, with counsel reasonably
satisfactory to the Indemnified Person;
provided, however, that the Indemnifying Person
agrees (i) to promptly indemnify the Indemnified
Person for its expenses to date, and (ii) to
hold the Indemnified Person harmless from and
against any and all Losses caused by or arising
out of any settlement of the Third Party Action
approved by the Indemnifying Person or any
judgment in connection with that Third Party
Action.  The Indemnifying Persons shall not in
the defense of the Third Party Action enter into
any settlement which does not include as a term
thereof the giving by the third party claimant
of an unconditional release of the Indemnified
Person, or consent to entry of any judgment
except with the consent of the Indemnified
Person.  No Indemnified Person shall have the
right to settle any Third Party Action without
the prior written approval of the Indemnifying
Person.
(d) Upon assumption of control of the
defense of a Third Party Action under paragraph
(c) above, the Indemnifying Person will not be
liable to the Indemnified Person hereunder for
any legal or other expenses subsequently
incurred in connection with the defense of the
Third Party Action.
(e) If the Indemnifying Person does not
elect to control the defense of a Third Party
Action under paragraph (c), the Indemnifying
Person shall promptly reimburse the Indemnified
Person for expenses incurred by the Indemnified
Person in connection with defense of such Third
Party Action, as and when the same shall be
incurred by the Indemnified Person.
(f) Any person who has not assumed
control of the defense of any Third Party Action
shall have the duty to cooperate with the party
which assumed such defense.
	12.5	Miscellaneous.  If any Loss is
recoverable under more than one provision
hereof, the Indemnified Person shall be entitled
to assert a claim for such Loss until the
expiration of the longest period of time within
which to assert a claim for Loss under any of
the provisions which are applicable.
	12.6	Payment of Indemnification.  Claims
for indemnification under this Article 12 shall
be paid or otherwise satisfied by an
Indemnifying Person within thirty (30) days
after notice thereof is given by the Indemnified
Person.
ARTICLE 13.  REGISTRATION
	13.1	Registration. In the event the Buyer
elects to issue shares of its Common Stock,
having no par value (the "Shares"), in
satisfaction of its obligations under the Note,
the Buyer shall prepare for filing with the SEC
a registration statement under the Securities
Act on Form F-3 (or any successor short form
registration involving a similar amount of
disclosure) for resale of all the Shares issued
to the Sellers to be made on a continuous basis
pursuant to Rule 415 of the Securities Act (the
"Registration Statement"). The Buyer will use
reasonable efforts to cause such Registration
Statement to become effective and remain
continuously effective for twelve (12) months
following the Closing Date.  The Buyer may, upon
written notice to the Sellers, suspend the
Sellers' use of the Registration Statement for a
reasonable period not to exceed ninety (90) days
if the Buyer in its reasonable judgment believes
it may possess material nonpublic information
the disclosure of which at that point in time in
its reasonable judgment would have a material
adverse effect on the Buyer and its subsidiaries
taken as a whole but such suspension right shall
not be exercised more than twice, and the Buyer
shall increase the time period during which it
must keep such Registration Statement effective
for a period of time equal to the lesser of (i)
that of such suspension period or (ii) the
period prior to which the Shares are eligible
for sale pursuant to Rule 144(k).
	13.2	Covenants of the Sellers.
	In the event that the Buyer elects to
issue Shares in satisfaction of its obligations
under the Note, the Sellers covenant and agree
that the Sellers shall provide to the Buyer on a
timely basis such consents, representations and
information and executed such documents as may
reasonably be required by the Buyer or any
underwriter in connection with such
registration.
	13.3	Expenses.  The expenses of
registration and sale of the Shares pursuant to
Section 13.1 will be paid by the Buyer.  For
purposes of this Section 13.3, the term
"expenses" shall include federal, state and
other registration and qualification fees, legal
fees and expenses for the Buyer's counsel (but
excluding the fees and expenses, if any, of
counsel or other advisors to Inso), auditing and
accounting expenses incurred by the Buyer in
connection with the registration, printing and
other related expenses including salary and
related overhead expenses of employees of the
Buyer for time expended by such employees, and
one-half of the first one percent (1%) of any
brokers' commissions or underwriting discounts
incurred by the Sellers in connection with sales
of Shares under Section 13.1 and any brokers'
commissions or underwriting discounts incurred
by the Sellers in connection with the sale of
Shares under Section 13.1 to the extent that
such commissions or discounts exceed one percent
(1%).  The Sellers shall be responsible for the
fees and expenses of their counsel and any other
advisors and one-half of the first one percent
(1%) of any brokers' commissions or underwriting
discounts incurred in connection with sales of
Shares under Section 13.1.
	13.4	Exclusive Obligation to Register.
	Except as provided in this Article 13, the
Buyer will have no obligation to register under
the Securities Act any Shares received by the
Sellers pursuant to this Agreement.
	13.5	State Securities Laws.
	In connection with the registered offering
of any Shares pursuant to this Agreement, the
Buyer will take such action as may be necessary
to qualify or register the Shares to be sold
under the securities or "blue-sky" laws of such
jurisdictions as may be reasonably requested by
the Sellers; provided, however, that the Buyer
will not be obligated to qualify as a foreign
corporation to do business under the laws of any
such jurisdiction in which it is not then
qualified or to file any general consent to
service of process.
	13.6	Indemnification and Contribution.
		(a)	To the extent permitted by
law, the Buyer will indemnify and hold harmless
each of the Sellers, their respective officers
and directors, any underwriter (as defined in
the Securities Act) and each person, if any, who
controls the Sellers or such underwriter within
the meaning of the Securities Act, against any
losses, claims, damages or liabilities, joint or
several, to which any of them may become subject
under the Securities Act or otherwise, insofar
as such losses, claims, damages or liabilities
(or actions in respect thereof) arise out of or
are based upon any untrue or alleged untrue
statement of any material fact contained or
expressly incorporated by reference in any such
registration statement, including any
preliminary prospectus or final prospectus
contained therein or any amendment or supplement
thereto, or arise out of or are based upon the
omission or alleged omission to state therein a
material fact required to be stated therein, and
will reimburse each of the Sellers and their
respective officers and directors and each such
underwriter or controlling person for any legal
or other expenses reasonably incurred by any of
them in connection with investigating or
defending any such loss, claim, damage,
liability or action; provided, however, that the
indemnity agreement contained in this Section
13.6(a) shall not apply to amounts paid in
settlement of any such loss, claim, damage,
liability or action if such settlement is
effected without the consent of the Buyer (which
consent shall not be unreasonably withheld or
delayed) nor shall the Buyer be liable in any
such case for any such loss, claim, damage,
liability or action to the extent that it arises
out of or is based upon an untrue statement or
alleged untrue statement or omission or alleged
omission made in connection with such
registration statement, preliminary prospectus,
final prospectus or amendment or supplement
thereto in reliance upon and in conformity with
written information furnished expressly for use
in connection with such registration by the
Sellers or any person controlling the Sellers or
by any such underwriter selected by the Sellers,
or any person controlling such underwriter.
		(b)	To the extent permitted by
law, the Sellers will indemnify and hold
harmless the Buyer, its directors, its officers
who have signed such registration statement,
each person, if any, who controls the Buyer
within the meaning of the Securities Act and any
underwriter (as defined in the Securities Act)
against any losses, claims, damages or
liabilities to which the Buyer or any such
director, officer, controlling person, or
underwriter may become subject, under the
Securities Act or otherwise, insofar as such
losses, claims, damages or liabilities (or
actions in respect thereto) arise out of or are
based upon any untrue or alleged untrue
statement of any material fact contained or
expressly incorporated by reference in such
registration statement, including any
preliminary prospectus or final prospectus
contained therein or any amendment or supplement
thereto, or arise out of or based upon the
omission or alleged omission to state therein a
material fact required to be stated therein or
necessary to make the statements therein not
misleading, in each case to the extent, but only
to the extent, that such untrue statement or
alleged untrue statement or omission or alleged
omission was made in such registration
statement, preliminary prospectus, final
prospectus, or amendments or supplements
thereto, in reliance upon and in conformity with
written information furnished by the Sellers
expressly for use in connection with such
registration; and the Sellers will reimburse any
legal or other expenses reasonably incurred by
the Buyer or any such director, officer,
controlling person, or underwriter in connection
with investigating or defending any such loss,
claim, damage, liability or action.  It is
agreed that the indemnity agreement contained in
this Section 13.6(b) shall not apply to amounts
paid in settlement of any such loss, claim,
damage, liability or action if such settlement
is effected without the consent of the
indemnifying party (which consent shall not be
unreasonably withheld or delayed).
		(c)	If the indemnification
provided for in Section 13.6(a) and (b) hereof
is unavailable to a person entitled to
indemnification hereunder, then each person that
would have been an indemnifying party hereunder
will, in lieu of indemnifying such indemnified
party, contribute to the amount paid or payable
by such indemnified person for which
indemnification is provided herein in such
proportion as is appropriate to reflect the
relative fault of the indemnifying party and
such indemnified party, respectively, in
connection with the statements or omissions
which resulted in the loss, damages, etc.
underlying such indemnification obligations.
Relative fault will be determined by reference
to, among other things, whether the untrue or
alleged untrue statement of a material fact or
the omission or alleged omission to state a
material fact relates to information supplied by
the indemnifying party or such indemnified party
and the parties' relative intent, knowledge,
access to information and opportunity to correct
or prevent such statement or omission.  The
Buyer and the Sellers agree that it would not be
just and equitable if contribution pursuant to
this Section 13.6(c) were determined by pro rata
allocation or by any other method of allocation
that does not take account of the equitable
considerations referred to above in this Section
13.6(c).  No person guilty of fraudulent
misrepresentation (within the meaning of Section
11(f) of the Securities Act) will be entitled to
contribution from any person who was not guilty
of such fraudulent misrepresentation.
		(d)	Promptly after receipt by a
party indemnified under this Section 13.6 of
notice of the commencement of any action, such
indemnified party will, if a claim in respect
thereof is to be made against any indemnifying
party under this Section 13.6, notify the
indemnifying party in writing of the
commencement thereof and the indemnifying party
shall have the right to participate in, and, to
the extent the indemnifying party desires,
jointly with any other indemnifying party
similarly noticed, to assume the defense thereof
with counsel mutually satisfactory to the
parties.  The failure to notify any indemnifying
party promptly of the commencement of any such
action, shall not relieve such indemnifying
party of any liability to the indemnified party
under this Section 13.6, except to the extent
that such indemnifying party is actually
prejudiced thereby.
	13.7	Miscellaneous Provisions Regarding
Registration.
		Upon effecting any registration of
Shares hereunder, the Buyer will:
			(i)	furnish to the Sellers
such number of copies of such registration
statement, each amendment and supplement thereto
(in each case including all exhibits thereto),
the prospectus included in such registration
statement (including each preliminary
prospectus), and such other documents as the
Sellers may reasonably request in order to
facilitate the disposition of the Shares
registered in such registration statement;
			(ii)	enter into such
customary agreements and take all such other
action in connection therewith as the Sellers
may reasonably request in order to expedite or
facilitate the disposition of such Shares ; and
			(iii)	if such registration is
in connection with an underwritten offering of
securities, furnish to the Sellers a signed
counterpart, addressed to the Sellers, of (i)
any opinion of counsel to the Buyer being
delivered to the underwriter in connection with
such underwritten offering dated the effective
date of the registration statement, and (ii) any
"comfort" letter signed by the independent
public accountants of the Buyer being delivered
to the underwriter in connection with such
underwritten offering.
ARTICLE 14.  GENERAL PROVISIONS.
	14.1	Fees and Expenses.  Except as
otherwise expressly set forth above, each of the
parties will bear its own expenses in connection
with the negotiation and the consummation of the
transactions contemplated by this Agreement, and
no expenses of the Sellers relating in any way
to the purchase and sale of the Business and the
Purchased Assets hereunder shall be charged to
or included in any account of the Business as of
the Closing.  Except for sales taxes which may
be payable in connection with the transfer of
the Purchased Assets and which will be paid by
Buyer when due and payable, the Sellers shall
pay all transfer or other taxes, if any, which
may be payable in connection with the transfer
of the Purchased Assets pursuant to this
Agreement.
	14.2	Notices.  Any and all notices or
other communications required or permitted to be
given in connection with this Agreement shall be
in writing (or in the form of a facsimile
transmission) addressed as provided below shall
be (i) delivered by hand, (ii) transmitted by
facsimile with receipt confirmed, (iii)
delivered by overnight courier service with
confirmed receipt or (iv) mailed by first class
U.S. mail, postage prepaid and registered or
certified, return receipt requested:
	If to the Sellers to:
	Inso Corporation
	31 St. James Avenue
	Boston, Massachusetts 02116
	Attention:	Bruce G. Hill, Vice President
and General Counsel
	Facsimile Number:	(617) 753-6666

	with a copy to:

	Mark G. Borden, Esquire
	Hale and Dorr, LLP
	60 State Street
	Boston, Massachusetts 02109
	Facsimile Number:  (617) 526-5000

	If to the Buyer, to:

Lernout & Hauspie Speech Products N.V.
Sint-Krispijnstraat 7
8900 Ieper
Belgium
Attention: Patrick De Schrijver, Esq.
Facsimile Number: 011 32 57 208489

	with a copy to:
	Lawrence M. Levy, Esq.
	Brown, Rudnick, Freed & Gesmer, P.C.
	One Financial Center
	Boston, Massachusetts  02111
	Facsimile Number:  (617) 856-8201

and in any case at such other address as the
addressee shall have specified by written
notice.  Any notice or other communication given
in accordance with this Section 14.2 shall be
deemed delivered and effective upon receipt,
except those notices and other communications
sent by mail, which shall be deemed delivered
and effective five  (5) business days following
deposit with the United States Postal Service.
All periods of notice shall be measured from the
date of delivery thereof.
	14.3	Publicity and Disclosures.  Except
as required by law, prior to the Closing Date no
press releases or any public disclosure, either
written or oral, of the transactions
contemplated by this Agreement shall be made
without the prior knowledge and written consent
of both the Buyer and the Sellers.  If such a
public notice is required by law, the disclosing
party will use its best efforts to give the
other prior written notice of the disclosure to
be made.
	14.4	Entire Agreement.  This Agreement
(including all exhibits or schedules appended to
this Agreement, all of which are hereby
incorporated herein by reference) constitutes
the entire agreement between the parties, and
all promises, representations, understandings,
warranties and agreements with reference to the
subject matter hereof and inducements to the
making of this Agreement relied upon by any
party hereto, have been expressed herein or in
the documents incorporated herein by reference.
	14.5	Severability.  The invalidity or
unenforceability of any provision of this
Agreement shall not affect the validity or
enforceability of any other provision hereof.
	14.6	Assignability. This Agreement shall
inure to the benefit of and be binding upon the
parties hereto and their respective successors
and assigns.   The Buyer reserves the right to
assign, by notice given at any time prior to the
Closing, its rights to purchase all or any
portion of the Purchased  Assets to one or more
of its subsidiaries.  The Buyer acknowledges and
agrees, however, that no such assignment shall
relieve it of any of its obligations hereunder.
	14.7	Amendment.  This Agreement may be
amended only by a written agreement executed by the Buyer and the Sellers.

	14.8	Counterparts.  This Agreement may be
executed in multiple counterparts, each of which
shall be deemed in original but all of which
together shall constitute one and the same
instrument.
	14.9	Effect of Table of Contents and
Headings.  The table of contents and the titles
of article and section headings herein contained
has been provided for convenience of reference
only and shall not affect the meaning of
construction of any of the provisions hereof.
	14.10	Pronouns.  The use of a particular
pronoun herein shall not be restrictive as to
gender or number but shall be interpreted in all
cases as the context may require.
	14.11	Time Periods.  Any action required
hereunder to be taken within a certain number of
days shall be taken within that number of
calendar days; provided, however, that if the
last day for taking action falls on a weekend or
a holiday, the period during which such action
may be taken shall be automatically extended to
the next business day.
	14.12	No Strict Construction.  The
language used in this Agreement will be deemed
to be the language chosen by the parties hereto
to express their mutual intent, and no rule of
strict construction will be applied against
either party.
	14.13	Governing Law.  This Agreement shall
be governed by and construed in accordance with
the laws of the Commonwealth of Massachusetts
(other than the choice of law principles
thereof).
	14.14	Consent to Exclusive Jurisdiction.
This Agreement and the agreements referred to
herein shall be governed by and construed in
accordance with the laws of the Commonwealth of
Massachusetts, United States of America.  The
parties hereto agree that all actions or
proceedings arising in connection with this
Agreement, the agreements referred to herein and
the transactions contemplated hereby shall be
tried and litigated solely in the state or
federal courts located in Suffolk or Middlesex
County, Massachusetts.  THE PARTIES HERETO WAIVE
ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE
OF FORUM NONCONVENIENS, TO ASSERT THAT IT IS NOT
SUBJECT TO THE JURISDICTION OF THE AFORESAID
COURTS OR TO OBJECT TO VENUE TO THE EXTENT ANY
PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS
SECTION 14.14.
	14.15	Official Language.  English shall be
the official language of this Agreement and the agreements referred to herein.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple counterparts as of the date set forth above by their duly authorized representatives.


LERNOUT & HAUSPIE SPEECH
PRODUCTS NV

/s/ Patrick DeSchrijver
By: Patrick DeSchrijver
Name: Patrick DeSchrijver
Title: Senior Vice President




INSO CORPORATION

/s/ Bruce G. Hill
By: Bruce G. Hill
Name: Bruce G. Hill
Title: Vice President, General Counsel and Business Development,
       and Secretary


INSO DALLAS CORPORATION

/s/ Bruce G. Hill
By: Bruce G. Hill
Name: Bruce G. Hill
Title: Secretary

INSO FLORIDA CORPORATION

/s/ Bruce G. Hill
By: Bruce G. Hill
Name: Bruce G. Hill
Title: Secretary


PURCHASE AGREEMENT

List of Schedules

Schedule 1.1(i)     -	Software Products

Schedule 1.1(ii)	  -	Copyrights

Schedule 1.1(iii)   -	Patents and Patent
Applications

Schedule 1.1 (iv)   -	Trademarks

Schedule 1.1(vii)   - 	Prepaid Expenses

Schedule 2.4	-	Allocation of Aggregate
Purchase Price
Schedule 4.4	-	No Conflict of Transaction
with Obligations and Laws

Schedule 4.5	-	Financial Statements of the
Sellers

Schedule 4.6	-	Liabilities not reflected on
the Statement of Net Assets

Schedule 4.7	-	Changes Since the Date of the
Statement of Net Assets

Schedule 4.9	-	Leases, Machinery, Equipment
and other Property

Schedule 4.10	-	Aging Schedule of Accounts
Receivable

Schedule 4.12	-	Intellectual Property Rights

Schedule 4.13	-	Material Contracts
Schedule 4.13A	-	Material Licenses and Customer
Agreements

Schedule 4.15	-	Permits

Schedule 4.16	-	Litigation

Schedule 4.17  -	Transactions with Interested
Persons

Schedule 4.18	-	Product Warranty Claims and
Related Matters

Schedule 4.19	-	Product Liability Claims and
Related Matters

Schedule 4.20	-	Certain Customers and
Suppliers

Schedule 4.22	-	Locations

Schedule 4.23	-	Salary and Employee Benefits
of Certain Employees

Schedule 8.2	-	Key Employees
Schedule 8.4	-	List of Material Consents